EXHIBIT 99.1

Intersections Announces Accelerated Vesting of Stock Options

CHANTILLY, Va. – December 19, 2005 – Intersections Inc. (Nasdaq: INTX) today announced that its Board of Directors has approved the acceleration of the vesting of certain unvested stock options previously awarded under the company’s 2004 Stock Option Plan. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged.

As a result of this action, options to purchase up to approximately 980,000 shares of common stock, which would otherwise have vested over the next 3 years, may become exercisable effective December 31, 2005. All of these options have exercise prices ranging from $13.00 to $17.82 per share. Based upon the closing stock price for the company’s common stock of $8.64 per share on December 16, 2005, all of these options are “under water” or “out-of-the-money”. Of the accelerated options, approximately 659,000 options are held by executive officers and approximately 23,000 options are held by non-employee directors. Outstanding options to purchase approximately 23,000 shares of Intersections’ common stock, with per share exercise prices ranging from $8.79 to $10.85, were not accelerated and remain subject to time-share vesting.

Under the recently issued Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS 123R), Intersections will be required to apply the expense recognition provisions beginning January 1, 2006. As a result of the acceleration, Intersections expects to eliminate anticipated stock option expense of approximately $1.6 million in each of 2006 and 2007 and approximately $650,000 in 2008 on a pre-tax basis, based upon the company’s value calculations using the Black-Scholes methodology.

“The Board of Directors took the action with the belief that it is in the best interest of our stockholders” said Michael R. Stanfield, the Chairman and Chief Executive Officer. “The Board considered the overall impact that accelerating the vesting will have on the retention value to our employees associated with these out-of-the money options. Moreover, the Board of Directors is reviewing the company’s continued use of stock options and considering the potential issuance of restricted stock or restricted stock units as part of the company’s overall equity compensation approach.”

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.” Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc.

Intersections Inc. is the leading provider of branded and fully-customized consumer credit management and identity theft detection, protection and resolution services to the customers of many of North America’s largest financial services companies. By integrating our technology solutions, marketing capabilities, and end-to-end production and fulfillment infrastructure, we assist these companies in meeting the needs of their customers in a secure, efficient and ethical environment. We currently provide our consumer services to more than 3.4 million subscribers in the U.S. and Canada, primarily through our partners, as well as direct-to-consumer through our Identity Guard® brand. Intersections also offers enterprise services, including pre-employment background screening, which is provided through our wholly-owned subsidiary, American Background Information Services Inc. Learn more about Intersections at www.intersections.com.